Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-151165 on Form S-8 of our report dated June 28, 2010 (which report includes explanatory paragraphs relating to the retrospective application of authoritative guidance regarding noncontrolling interests in consolidated financial statements, which was adopted by ChinaEdu Corporation and its subsidiaries and variable interest entity ("the Company") on January 1, 2009, and convenience translation of Renminbi amounts into U.S. dollar amounts in the financial statements), relating to the consolidated financial statements and the related financial statement schedule of the Company, and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 20-F, of the Company for the year ended December 31, 2009.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
June 28, 2010